As filed with the Securities and Exchange Commission on August 1, 2012

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Halcón Resources Corporation

(Exact name of registrant as specified in its charter)

Delaware	20-0700684
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1000 Louisiana St., Suite 6700

Houston, Texas 77002

(832) 538-0300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Floyd C. Wilson

Chief Executive Officer

Halcón Resources Corporation

1000 Louisiana St., Suite 6700

Houston, Texas 77002

(832) 538-0300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

William T. Heller IV

Thompson & Knight LLP

333 Clay Street, Suite 3300

Houston, Texas 77002

(713) 654-8111

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

If this form is a post-effective amendment to a registration to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate to check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, par value $0.0001	1,184,966	$6.86	$8,128,867	$932

(1)	Estimated solely for purposes of calculating the registration fee, based on the average of the high and low prices for the registrant’s common stock as quoted on the New York Stock Exchange on July 30, 2012, in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

PROSPECTUS

HALCÓN RESOURCES CORPORATION

1,184,966 Shares

Common Stock

This prospectus relates to the offer and sale from time to time of up to an aggregate of 1,184,966 shares of our common stock for the account of the selling stockholders named in this prospectus. All of the shares covered by this prospectus are issuable upon the exercise of outstanding warrants, referred to herein as the Warrants. A selling stockholder may sell none, some or all of the shares offered by this prospectus. We cannot predict when or in what amounts a selling stockholder may sell any of the shares offered by this prospectus. We will not receive any proceeds from sales by selling stockholders.

The Warrants were originally issued by GeoResources, Inc., referred to herein as GeoResources, on June 9, 2008. Pursuant to an Agreement and Plan of Merger, which we refer to as the Merger Agreement, dated April 24, 2012, as amended, among us, GeoResources and two of our wholly owned subsidiaries, we acquired GeoResources on August 1, 2012. We refer to this transaction as the Merger. In connection with the Merger, the Warrants originally issued by GeoResources were assumed by us and converted into adjusted and restated Warrants that are exercisable for shares of our common stock and cash.

The shares of our common stock underlying the Warrants are being registered as a result of obligations assumed by us under the registration rights agreement between GeoResources and the holders of the Warrants. The shares are being registered to permit the selling stockholders to sell the shares from time to time in the public market. The selling stockholders may sell the shares through ordinary brokerage transactions or through any means described elsewhere in this prospectus under “Plan of Distribution.” The selling stockholders may sell any, all or none of the shares offered by this prospectus.

Our common stock is currently quoted on the New York Stock Exchange under the symbol “HK.” On July 30, 2012 the last reported sales price for our common stock was $6.85 per share.

Investing in our common stock involves risks. Please read carefully the information under the headings “Risk Factors ” beginning on page 3 and “Forward-Looking Statements” on page 14 of this prospectus before you invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated August 1, 2012.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the Securities and Exchange Commission (“SEC”), as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under this shelf registration process, the selling stockholders may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a description of the securities which may be offered by the selling stockholders. Each time a selling stockholder sells securities, the selling stockholder is required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling stockholder and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information; Incorporation by Reference.”

You should rely only on the information contained in or incorporated by reference into this prospectus or any prospectus supplement. Neither we nor the selling stockholders have authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, the securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or the prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any prospectus supplement to “Halcón,” “we,” “us” or “our” mean Halcón Resources Corporation and its wholly owned subsidiaries. References in this prospectus or any prospectus supplement to “GeoResources” are to GeoResources, Inc., which became a wholly owned subsidiary of Halcón on August 1, 2012 upon completion of the Merger.

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THE COMPANY

Halcón Resources Corporation is an independent energy company engaged in the acquisition, exploration and development of onshore oil and natural gas properties in the United States. We are active in several emerging liquids-rich resource style plays, including the Utica Shale/Point Pleasant formations in Ohio and Pennsylvania, the Woodbine/Eagle Ford formations in East Texas, the Tuscaloosa Marine Shale (TMS) formation in Louisiana, the Wilcox formation in East Texas and Southwest Louisiana, the Bakken Shale and Three Forks formations in the Williston Basin in North Dakota and Montana and the Mississippi Lime formation in northern Oklahoma. We have also acquired acreage in three other undisclosed locations. We also have mature oil and natural gas reserves located primarily in Wichita, Wilbarger and Starr Counties, Texas, Pontotoc County, Oklahoma, and in several parishes in Louisiana.

As of December 31, 2011, Halcón’s estimated net proved reserves were 21.1 million barrels of oil equivalent, or MMboe, of which approximately 59% were crude oil, 32% were natural gas, and 9% were natural gas liquids. At December 31, 2011, Halcón’s proved developed reserves comprised 64% of its total proved reserves. For the year ended December 31, 2011, Halcón’s production averaged 4,121 Boe per day, which was 59% oil, 29% natural gas, and 12% natural gas liquids, net to its interest. For the quarter ended March 31, 2012, Halcón’s net production averaged 4,055 Boe per day, which was 61% oil, 28% natural gas, and 11% natural gas liquids.

At December 31, 2011 GeoResources’ estimated net proved reserves were 29.2 MMboe, of which approximately 67% were crude oil, 29% were natural gas, and 4% were natural gas liquids. At December 31, 2011 GeoResources’ proved developed reserves comprise 69% of its total proved reserves. For the year ended December 31, 2011, GeoResources’ net production averaged 5,270 Boe per day, which was 64% oil, 34% natural gas, and 2% natural gas liquids. For the quarter ended March 31, 2012, GeoResources’ net production averaged 6,809 Boe per day, which was 65% oil, 32% natural gas, and 3% natural gas liquids.

On a pro forma basis to give effect to our acquisition of GeoResources and our acquisitions of the East Texas Properties described below, Halcón’s estimated net proved reserves as of December 31, 2011 were 62.6 MMBoe, of which approximately 67% were crude oil, 26% were natural gas, and 7% were natural gas liquids. Total pro forma combined oil, natural gas and natural gas liquids production for Halcón for the three months ended March 31, 2012 and for the year ended December 31, 2011 was approximately 1.1 MMBoe and 3.6 MMBoe, respectively.

Halcón is a Delaware corporation formerly known as “RAM Energy Resources, Inc.” Halcón’s principal offices are located at 1000 Louisiana St., Suite 6700, Houston, Texas 77002, telephone number (832) 538-0300, and its website can be found at www.halconresources.com. Unless specifically incorporated by reference in this prospectus, information that you may find on Halcón’s website is not part of this prospectus.

Recent Developments

We have recently engaged in several significant transactions:

GeoResources Merger

On August 1, 2012, we completed our acquisition of GeoResources. Under the terms of the merger agreement, GeoResources stockholders received $20.00 per share in cash and 1.932 shares of Halcón common stock for each share of GeoResources common stock they owned. Warrants to purchase shares of GeoResources common stock that were outstanding and unexercised immediately prior to the Merger were assumed by Halcón and converted into warrants to acquire Halcón common stock and cash. In total, we paid approximately $525.7 million in cash and issued approximately 51.3 million shares of our common stock to the GeoResources stockholders. As a result of the Merger, and after giving effect to our acquisition of the East Texas Assets described below, the former GeoResources stockholders own approximately 24% of our outstanding common stock. The historical financial statements, including the notes thereto, of Halcón and GeoResources and unaudited pro forma condensed combined financial information and the notes thereto are incorporated by reference in this prospectus. See “Where You Can Find More Information; Incorporation by Reference.”

Acquisition of the East Texas Assets

In June 2012, one of our wholly owned subsidiaries entered into purchase and sale agreements with private oil and gas companies to acquire operated interests in 20,628 net acres of oil and gas leasehold in East Texas that we believe are prospective in the Woodbine formation. We refer to these interests as the East Texas Assets. As of the date of this prospectus, we are in the process of closing these acquisitions. The effective date of the transactions is April 1, 2012. Net production attributable to the East Texas Assets was approximately 2,800 Boe/d as of June 1, 2012. In total, we expect to pay approximately $302.2 million in cash and issue approximately 20.8 million shares of our common stock in connection with our acquisition of the East Texas Assets. The historical statements of revenues and direct operating expenses, including notes thereto, of the East Texas Assets and unaudited pro forma financial information and the notes thereto are incorporated by reference in this prospectus. See “Where You Can Find More Information; Incorporation by Reference.”

Acquisition of Ohio Properties

On June 28, 2012, we completed the acquisition of acreage in Eastern Ohio, prospective for the Utica/Point Pleasant formations. Pursuant to the terms of a purchase agreement dated May 8, 2012 between NCL Appalachian Partners, L.P., or NCL, and one of our wholly owned subsidiaries, we acquired a working interest in approximately 27,000 net acres for an adjusted purchase price of approximately $164 million in cash. We funded the acquisition with cash on hand. No oil or natural gas production or proved reserves were attributable to the acquired properties when the transaction was completed. The effective date of the transaction is June 1, 2012.

Potential Divestiture of Eagle Ford Properties

Pursuant to the terms of a non-compete covenant contained in a retention agreement between our current Chairman and Chief Executive Officer, Floyd C. Wilson, and his former employer, Petrohawk Energy Corporation, or Petrohawk, Halcón intends to divest certain oil and gas properties acquired in the GeoResources acquisition that are located in the vicinity of properties owned by Petrohawk at the time of its sale to BHP Billiton. These properties, which we refer to as the Eagle Ford Properties, are currently operated by GeoResources and are located principally in southwest Fayette and northeast Gonzales Counties of Texas. GeoResources’ acreage position in the Eagle Ford Shale is approximately 24,000 net acres. To date, GeoResources has drilled and completed nine currently producing wells with two wells currently being completed, and five wells waiting on completion. At present, two dedicated rigs are drilling in this project area. GeoResources’ working interests in the Eagle Ford drilling units range from 35% to 55% with an average working interest of approximately 45%. As of December 31, 2011, the Eagle Ford Properties had estimated proved reserves of approximately 1.0 MMBoe, of which 94% are oil and NGLs and 17% are proved developed.

Amended Credit Facility

In connection with the closing of our acquisition of GeoResources, we amended our senior revolving credit agreement to provide for a $1.5 billion revolving credit facility with a borrowing base of $525.0 million. Prior to this amendment, our $500.0 revolving credit facility had a borrowing base of $225.0 million. The borrowing base will be redetermined semi-annually, with Halcón and the lenders each having the right to one interim unscheduled redetermination between any two consecutive semi-annual redeterminations. The adjustment will be based on our oil and natural gas properties, reserves, total indebtedness and other relevant factors consistent with normal oil and gas lending criteria. The borrowing base is subject to a reduction equal to the product of 0.25 multiplied by the stated principal amount (without regard to any initial issue discount) of any notes that the we may issue in the future.

Amounts outstanding under our revolving credit facility bear interest at specified margins over the base rate of 0.50% to 1.50% for ABR-based loans or at specified margins over LIBOR of 1.50% to 2.50% for Eurodollar-based loans. These margins will fluctuate based on our utilization of the facility. Borrowings will be secured by (a) first priority liens on at least 80% of the total value of substantially all of our oil and gas properties and assets, (b) all of the assets of, and equity interests in, our participating subsidiaries, and (c) not less than 65% of the voting stock and 100% of the non-voting stock of certain other subsidiaries. Amounts drawn down on the facility will mature on August 1, 2017.

The Credit Agreement contains customary financial and other covenants, including minimum coverage of interest expenses of not less than 2.5 to 1.0 and minimum working capital levels, measured by the ratio of current assets plus the unused commitment under the Credit Agreement to current liabilities, of not less than 1.0 to 1.0. In addition, we are subject to covenants limiting certain corporate activities, dividends and other restricted payments, transactions with affiliates, incurrence of debt, changes of control, asset sales, liens on properties and swap agreements.

Issuance of Senior Notes due 2020

On July 16, 2012, pursuant to a purchase agreement dated June 29, 2012, we issued and sold to certain financial institutions, as initial purchasers, under an indenture an aggregate principal amount of $750 million of 9.75% senior notes due 2020 in accordance with a private placement conducted pursuant to Rule 144A under the Securities Act of 1933, as amended. The initial purchasers purchased the notes at a purchase price of 98.646% of the principal amount of the notes. The notes are guaranteed by certain of our subsidiaries and will be exchanged for similar notes registered under the Securities Act.

RISK FACTORS

An investment in our common stock involves significant risks. Before purchasing any of our common stock, you should carefully consider and evaluate all of the information included and incorporated by reference or deemed to be incorporated by reference in this prospectus or the applicable prospectus supplement, including the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein or in the applicable prospectus supplement. Additionally, you should consider the risk factors incorporated by reference herein from GeoResources’ Annual Report on Form 10-K for the year ended December 31, 2011, which is also incorporated by reference into this prospectus. Our business, results of operations or financial condition could be adversely affected by any of these risks or by additional risks and uncertainties not currently known to us or that we currently consider immaterial. If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially adversely affected. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

USE OF PROCEEDS

This prospectus relates to the offer and sale from time to time of up to an aggregate of 1,184,966 shares of common stock for the account of the selling stockholders referred to in this prospectus. We will not receive any of the proceeds from the sale of any shares of common stock by the selling stockholders. Please read “Selling Stockholders” for a list of the persons receiving proceeds from the sale of the common stock covered by this prospectus. Any proceeds that we receive from the exercise of the Warrants will be used for general corporate purposes.

DESCRIPTION OF HALCÓN CAPITAL STOCK

The following summary is a description of the material terms of Halcón’s capital stock. This summary is not meant to be complete and is qualified by reference to the applicable provisions of the Delaware General Corporation Law (the “DGCL”), Halcón’s certificate of incorporation, as amended, and Halcón’s amended and restated bylaws. You are urged to read those documents carefully. Copies of our certificate of incorporation, including any amendments thereto, and our amended and restated bylaws are incorporated by reference in this prospectus. See “Where You Can Find More Information; Incorporation by Reference.”

Authorized Capital Stock

Halcón’s authorized capital stock consists of 366,666,666 shares of common stock, par value of $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. As of August 1, 2012, Halcón had approximately 211.8 million shares of common stock and no shares of preferred stock outstanding.

Selected provisions of Halcón’s organizational documents are summarized below, however, you should read the organizational documents, which are filed as exhibits to Halcón’s periodic filings with the SEC and incorporated herein by reference, for other provisions that may be important to you. In addition, you should be aware that the summary below does not give full effect to the terms of the provisions of statutory or common law which may affect your rights as a Halcón stockholder.

Common Stock

Voting rights. Each share of common stock is entitled to one vote in the election of Halcón directors and on all other matters submitted to a vote of Halcón stockholders. Halcón stockholders do not have the right to cumulate their votes in the election of directors.

Dividends, distributions and stock splits. Holders of Halcón common stock are entitled to receive dividends if, as and when such dividends are declared by Halcón’s board of directors out of assets legally available therefor after payment of dividends required to be paid on shares of preferred stock, if any. Halcón’s existing debt arrangements restrict its ability to pay cash dividends.

Liquidation. In the event of any dissolution, liquidation, or winding up of Halcón’s affairs, whether voluntary or involuntary, after payment of debts and other liabilities and making provision for any holders of its preferred stock who have a liquidation preference, Halcón’s remaining assets will be distributed ratably among the holders of common stock.

Fully paid. All shares of Halcón common stock outstanding are fully paid and nonassessable.

Other rights. Holders of Halcón common stock have no redemption or conversion rights and no preemptive or other rights to subscribe for Halcón’s securities.

Preferred Stock

Halcón’s board of directors has the authority to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of that series, which may be superior to those of the common stock, without further vote or action by the stockholders.

The particular terms of any issue of preferred stock will be described in the prospectus supplement relating to the issue. The form of the certificate of designation fixing the rights, preferences, privileges and restrictions of any particular series of shares of preferred stock will be filed with the SEC in connection with any offering of such shares of preferred stock, which form will be filed either as an exhibit to the registration statement of which this prospectus is a part or be incorporated by reference from a current report on Form 8-K that we file with the SEC, and you should read those documents for the complete terms of that preferred stock described in the prospectus supplement relating to the issue and for provisions that may be important to you. See “Where You Can Find More Information; Incorporation by Reference” below for information on how to obtain copies of these documents.

One of the effects of undesignated preferred stock may be to enable Halcón’s board of directors to render more difficult or to discourage an attempt to obtain control of Halcón by means of a tender offer, proxy contest, merger or otherwise, and as a result to protect the continuity of Halcón management. The issuance of shares of the preferred stock by the Halcón board of directors may adversely affect the rights of the holders of Halcón common stock. For example, preferred stock issued by Halcón may rank superior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of Halcón preferred stock may discourage bids for Halcón common stock or may otherwise adversely affect the market price of Halcón common stock.

As of August 1, 2012, Halcón had no shares of preferred stock outstanding.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

Halcón’s certificate of incorporation, bylaws and the Delaware General Corporation Law, referred to as the DGCL, contain certain provisions that could discourage potential takeover attempts and make it more difficult for stockholders to change management or receive a premium for their shares.

Delaware law. Under Section 203 of the DGCL, a corporation is prohibited from engaging in any business combination with a stockholder who, together with its affiliates or associates, owns (or who is an affiliate or associate of the corporation and within a three-year period did own) 15% or more of the corporation’s outstanding voting stock (which we refer to as an “interested stockholder”) for a three-year period following the time the stockholder became an interested stockholder, unless:

•

prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

•

at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting, and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

A business combination generally includes:

•	mergers and consolidations with or caused by an interested stockholder;

•	sales or other dispositions of 10% or more of the assets of a corporation to an interested stockholder;

•	specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries; and

•	other transactions resulting in a disproportionate financial benefit to an interested stockholder.

The provisions of Section 203 of the DGCL do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange or held of record by more than 2,000 stockholders.

Because Halcón’s certificate of incorporation and bylaws do not include any provision to “opt-out” of Section 203 of the DGCL, the statute will apply to business combinations involving Halcón.

Charter and bylaw provisions. Delaware law permits any Delaware corporation to classify its board of directors into as many as three (3) classes as equally as possible with staggered terms of office. After initial implementation of a classified board, one class will be elected at each annual meeting of the stockholders to serve for a term of three (3) years (depending upon the number of classes into which directors are classified) or until their successors are elected and take office. Halcón’s certificate of incorporation and bylaws provide for a classified board of directors divided into three (3) classes, with the number of directors in each class as nearly equal as possible and each class serving for a term of three (3) years or until their successors are elected and qualified. Under Delaware law, stockholders of a corporation with a classified board of directors may only remove a director “for cause” unless the certificate of incorporation provides otherwise. Halcón’s certificate of incorporation does not so provide and, accordingly, stockholders may only remove a director “for cause.” Further, Halcón’s bylaws provide that a majority vote of the holders of the outstanding shares entitled to vote at the meeting is required to effect such removal. The likely effect of the classification of the board of directors and the limitations on the removal of directors is an increase in the time required for the stockholders to change the composition of the board of directors. For example, because only approximately one-third of the directors may be replaced by stockholder vote at each annual meeting of stockholders, stockholders seeking to replace a majority of the members of the Halcón board of directors will need at least two annual meetings of stockholders to effect this change.

Transfer Agent and Registrar

The transfer agent and registrar for Halcón common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, NY 10004. Its phone number is (212) 509-4000.

SELLING STOCKHOLDERS

The shares of common stock that may be offered by the selling stockholders are issuable upon exercise of the Warrants. We are registering the shares of common stock in order to permit the selling shareholders to offer the shares for resale from time to time.

No offer or sale under this prospectus may be made by a stockholder unless that holder is listed in the table below, in a supplement to this prospectus or in an amendment to the related registration statement. We will supplement or amend this prospectus to include additional selling stockholders upon request and upon provision of all required information to us, subject to the terms of a registration rights agreement between us and the holders of the Warrants. This prospectus will not cover subsequent sales of common stock purchased from a selling stockholder named in this prospectus.

The following table sets forth the maximum number of shares of our common stock to be sold by the selling stockholders, assuming the exercise of all Warrants held by or for the benefit of each selling stockholder for shares of our common stock. The table also sets forth the name of each selling stockholder, the nature of any position, office, or other material relationship which the selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, and the number of shares of our common stock to be owned by such stockholders after completion of the offering.

Each of those selling stockholders that are identified as a registered broker-dealer or as an affiliate of a broker-dealer have represented to us, among other things, that (i) it acquired the securities to be resold under the registration statement of which this prospectus is a part in the ordinary course of business and (ii) it does not have any agreements, understandings or arrangements with any persons, either directly or indirectly, to dispose of such securities.

We prepared the table based on information supplied to us by the selling stockholders. We have not sought to verify such information. Additionally, the selling stockholders may have sold or transferred some or all of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act since the date on which the information in the table was provided to us. Other information about the selling stockholders may also change over time.

Except as otherwise indicated, each selling stockholder has sole voting and dispositive power with respect to such shares.

	Shares Owned Prior to Offering (1)		Remaining Shares Offered Pursuant to this Prospectus	Shares Owned After Offering
Name of Selling Stockholder	Number	Percent	Number	Number (2)	Percent
Cranshire Capital, L.P. (3)	133,052	**	51,521	81,531	**
Iroquois Master Fund Ltd. (4)	171,734	**	68,695	103,039	**
Jung Capital Partners, LLP (5)	5,796	**	3,864	1,932	**
Option Opportunities Corp. (6)	154,562	**	154,562	0	**
Portside Growth and Opportunity Fund (7)	85,878	**	34,348	51,530	**
Rockmore Investment Master Fund Ltd. (8)	92,847	**	43,360	49,487	**
Warberg Opportunistic Trading Fund, LP (9)	171,736	**	171,736	0	**
Warrant Strategies Fund LLC (10)	107,335	**	107,335	0	**
Waterstone Market Neutral Master Fund Ltd. (11)	577,282	**	230,913	346,369	**
Waterstone Market Neutral MAC 51 Ltd. (12)	281,387	**	112,555	168,832	**

TOTAL:	1,781,609	**	978,889	802,720	**

**	Less than 1%
(1)	Percentages prior to proposed sales of shares offered by this prospectus are based on 211.8 million shares of our common stock, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 (the “Exchange Act”), excluding treasury shares, which were issued and outstanding as of August 1, 2012.

(2)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, and includes any shares as to which the stockholder has sole or shared voting power or investment control, and also any shares which the stockholder has the right to acquire within 60 days of the date hereof, whether through the exercise or conversion of any stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned is not an admission on the part of the stockholder that he, she or it is a direct or indirect beneficial owner of those shares. Because the selling stockholders are not obligated to sell all or any portion of the shares of our common stock shown as offered by them, we cannot estimate the actual number of shares (or actual percentage of the class) of our common stock that will be held by any selling stockholder upon completion of this resale offering. For purposes of this table, we have assumed that upon the completion of the offering the selling stockholders will have exercised and sold all of the shares of common stock issuable under the Warrants and registered for resale by this prospectus.
(3)	Includes 51,521 shares of common stock underlying the Warrants. Downsview Capital, Inc. (“Downsview”) is the general partner of Cranshire Capital, L.P. (“Cranshire”) and consequently has voting control and investment control over securities held by Cranshire. Mitchell P. Kopin (“Mr. Kopin”), President of Downsview, has voting control over Downsview. As a result, each of Mr. Kopin, Downsview and Cranshire may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act of the shares owned by Cranshire which are being registered hereunder.
(4)	Includes 68,695 shares of common stock underlying the Warrants. Joshua Silverman has voting and investment control over the shares held by Iroquois Master Fund Ltd. Mr. Silverman disclaims beneficial ownership of these shares.
(5)	Includes 3,864 shares of common stock underlying the Warrants. Jon P. Jung has voting and investment control over the shares held by Jung Capital Partners, LLLP.
(6)	Represent 154,562 shares of common stock underlying the Warrants. David Dury, the owner and President of Option Opportunities Corp., has voting and investment control over these securities
(7)	Includes 34,348 shares of common stock underlying the Warrants. Ramius LLC (“Ramius”) is the investment adviser of Portside Growth and Opportunity Fund (“Portside”) and consequently has voting and investment control over securities held by Portside. Ramius disclaims beneficial ownership of these securities. C4S & Co., L.L.C. (“C4S”) is the managing member of Ramius and may be considered the beneficial owner of any securities deemed to be beneficially owned by Ramius. C4S disclaims beneficial ownership of these securities. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S and may be considered beneficial owners of any securities deemed to be beneficially owned by C4S. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these securities.
(8)

Includes 43,360 shares of common stock underlying the Warrants. Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the state of Delaware, serve as the investment management and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share voting and investment control over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Berstein and Daly may be deemed to share voting and investment control over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly may be deemed to share voting and investment control over the shares of our common stock owned by Rockmore Master Fund. Messrs. Berstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or investment control with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D or 13G of the Securities Act, as amended. No person or “group” (as that term is used in Section 13(d) of the Exchange Act, as amended, or the SEC’s Regulation 13D or 13G) controls Rockmore Master Fund.
(9)	Represents 171,736 shares of common stock underlying the Warrants. Warberg Asset Management LLC (“WAM”) is the general partner of Warberg Opportunistic Trading Fund, LP. The managers of WAM are Daniel Warsh and Jonathan Blumberg. Each of WAM and its manager(s) disclaims beneficial ownership of the securities, other than to the extent, if any, of its or his pecuniary interest therein.
(10)	Represents 107,335 shares of common stock underlying the Warrants. Sean Molloy has voting and investment control over securities held by Warrant Strategies Fund, LLC.
(11)	Includes 230,913 shares of common stock underlying the Warrants. Waterstone Capital Management, L.P. is the investment advisor for Waterstone Market Neutral Master Fund, Ltd and Waterstone Market Neutral Mac 51 Fund, Ltd. Shawn Bergerson has voting and investment control over the shares held by Waterstone Capital Management, L.P.
(12)	Includes 112,555 shares of common stock underlying the Warrants. Waterstone Capital Management, L.P. is the investment advisor for Waterstone Market Neutral Master Fund, Ltd and Waterstone Market Neutral Mac 51 Fund, Ltd. Shawn Bergerson has voting and investment control over the shares held by Waterstone Capital Management, L.P.

PLAN OF DISTRIBUTION

We are registering the common stock covered by this prospectus to permit the selling stockholders to conduct public secondary trading of such common stock from time to time after the date of this prospectus. We will not receive any of the proceeds of the sale of the common stock offered by this prospectus. The aggregate proceeds to the selling stockholders from the sale of the common stock will be the purchase price of the common stock less any discounts and commissions. A selling stockholder reserves the right to accept and, together with their agents, to reject, any proposed purchases of common stock to be made directly or through agents.

The common stock offered by this prospectus may be sold or otherwise distributed from time to time:

•	directly by the selling stockholders and their successors, which include their donees, pledgees or transferees or their successors-in-interest, or

•

through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the selling stockholders or the purchasers of the common stock (these discounts, concessions or commissions may be in excess of those customary in the types of transactions involved).

The selling stockholders and any underwriters, broker-dealers or agents who participate in the sale or distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act. The selling stockholders from time to time identified as or affiliated with registered broker-dealers participating in the sale or distribution of the common stock from time to time are deemed to be underwriters with respect to securities sold by them pursuant to this prospectus. As a result, any profits on the sale of the securities by such selling stockholders and any discounts, commissions or agent’s commissions or concessions received by any such broker-dealer or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Selling stockholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. Underwriters are subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

The common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	otherwise negotiated prices or without cash consideration.

These sales may be effected in one or more transactions:

•	on any national securities exchange or quotation on which the common stock may be listed or quoted at the time of the sale;

•	in the over-the-counter market;

•	in transactions other than on such exchanges or services or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for the shares;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	through the settlement of short sales;

•	broker-dealers may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share;

•	through dividends or other distributions made by selling stockholders to their respective partners, members or stockholders;

•	through any combination of the foregoing; or

•	any other method permitted pursuant to applicable law.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sales of the common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions which in turn may:

•	engage in short sales of the common stock in the course of hedging their positions;

•	sell the common stock short and deliver the common stock to close out short positions;

•	loan or pledge the common stock to broker-dealers or other financial institutions that in turn may sell the common stock;

•

enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the common stock, which the broker-dealer or other financial institution may resell under the prospectus; or

•	enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The common stock may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. The obligations of underwriters or dealers to purchase the common stock offered will be subject to certain conditions precedent and the terms of any agreement entered into with the underwriters. Any public offering price and any discount or concession allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling stockholders.

Our common stock is currently listed on the New York Stock Exchange under the symbol “HK.”

There can be no assurance that any selling stockholder will sell any or all of the common stock under this prospectus. Further, we cannot determine whether any such selling stockholder will transfer, devise or gift the common stock by other means not described in this prospectus. In addition, any common stock covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The selling stockholders and any other person participating in the sale of the common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock. This may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

Underwriters, dealers or agents may be authorized by the selling stockholders to solicit offers by certain institutional investors to purchase the common stock from the selling stockholders pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which these contracts may be made include, among others:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; or

•	educational and charitable institutions.

We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the common stock to the public, including the payment of federal securities law and state blue sky registration fees, except that we will not bear, among other things, underwriting fees, discounts or commissions or transfer taxes relating to the sale of the common stock.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the issuance of the common stock covered by this prospectus has been passed upon for us by Thompson & Knight LLP, Houston, Texas.

EXPERTS

The financial statements of Halcón Resources Corporation as of December 31, 2011 and 2010, and for each of the three fiscal years in the period ended December 31, 2011, and the effectiveness of Halcón Resources Corporation’s internal control over financial reporting as of December 31, 2011 incorporated herein by reference, have been audited by UHY LLP, an independent registered public accounting firm, as set forth in their reports thereon and are incorporated in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The statement of revenues and direct operating expenses of the East Texas Assets for the period from February 1, 2011 to December 31, 2011, has been audited by UHY LLP as set forth in their report therein incorporated herein by reference. Such financial statement has been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The estimated reserve evaluations and related calculations of Forrest A. Garb & Associates, Inc., an independent reserve engineering firm, included or incorporated by reference in this prospectus have been included or incorporated by reference in reliance on the authority of that firm as experts in reserve engineering.

The audited financial statements of SBE Partners LP and the audited financial statements and management’s assessment of the effectiveness of internal control over financial reporting of GeoResources, Inc. incorporated by reference in this registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in giving said reports.

Information about the estimated net proved reserves and the future net cash flows attributable to the oil and natural gas reserves of GeoResources, Inc. as of December 31, 2011 contained in GeoResources’ Annual Report for the year ended December 31, 2011 filed on Form 10-K and incorporated herein by reference was prepared by Cawley, Gillespie & Associates, Inc., an independent reserve engineer and geological firm, and is incorporated herein in reliance upon their authority as experts in reserves and present values.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We file periodic reports, proxy and information statements and other information with the SEC in accordance with the requirements of the Exchange Act. Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov. You also may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Our common stock is listed on the New York Stock Exchange under the symbol “HK.” Our reports, proxy statements and other information may be read and copied at the New York Stock Exchange at 20 Broad Street, 7th Floor, New York, New York 10005.

We “incorporate by reference” information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, all filings made pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement and any other future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports on Form 8-K containing disclosure furnished under Items 2.02, 7.01 or 8.01 of Form 8-K, unless otherwise indicated therein):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (File No. 000-50682);

•	our Quarterly Report on Form 10-Q for the period ended March 31, 2012 (File No. 001-35467);

•

our Current Reports on Form 8-K filed with the SEC on January 5, 2012, January 18, 2012, February 9, 2012, March 1, 2012, March 5, 2012, March 8, 2012, March 13, 2012, March 19, 2012 (each File No. 000-50682), April 4, 2012, April 23, 2012, April 25, 2012, May 2, 2012, May 8, 2012, May 11, 2012, May 22, 2012, June 5, 2012, June 6, 2012, June 13, 2012, June 25, 2012, July 2, 2012, July 17, 2012, and July 18, 2012 (File No. 001-35467), and on Form 8-K/A filed February 14, 2012 (File No. 000-50682) and May 30, 2012 (File No. 001-35467); and

•	the description of our common stock contained in our registration statement in Form 8-A filed with the SEC on March 21, 2012 (File No. 001-35467)

The audited financial statements for GeoResources and its subsidiaries and for SBE Partners, LP for the year ended December 31, 2011 are respectively incorporated herein by reference to pages F-1 to F-41 of and to Exhibit 99.1 to GeoResources’ Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (File No. 000-08041). The unaudited financial statements for GeoResources and its subsidiaries for the quarterly period ended March 31, 2012 are incorporated herein by reference to pages 3 to 23 of GeoResources’ Quarterly Report on Form 10-Q for the period ended March 31, 2012 (File No. 000-08041).

Any additional information that we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the delivery of this filing and that is deemed “filed” with the SEC, will automatically update and supersede this information and be automatically incorporated by reference herein. You may request a copy of all incorporated filings at no cost, by making written or telephone requests for such copies to:

Halcón Resources Corporation

Attention: Investor Relations

1000 Louisiana, Suite 6700

Houston, Texas 77002

Phone: (832) 538-0300

investorrelations@halconresources.com

You should rely only on the information incorporated by reference or provided in this filing. If information in incorporated documents conflicts with information in this prospectus, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document. You should not assume that the information in this prospectus or any document incorporated by reference is accurate as of any date other than the date of those documents. We have not authorized anyone else to provide you with any information.

FORWARD-LOOKING STATEMENTS

The information discussed in this prospectus, our filings with the SEC and our public releases include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, included in or incorporated by reference into this prospectus that address activities, events or developments that we expect or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements may be, but are not always, identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, among others:

•	volatility in commodity prices for oil and natural gas;

•	our ability to successfully identify and acquire oil and natural gas properties, prospects and leaseholds, including undeveloped acreage in new and emerging resource plays;

•	our ability to successfully integrate acquired oil and natural gas businesses and operations;

•	our ability to profitably deploy our capital;

•	management’s ability to execute our plans to meet our goals;

•	exploration and development risks;

•	our ability to attract and retain key members of senior management and key technical employees;

•	competition, including competition for acreage in resource play areas;

•	the possibility that our industry may be subject to future regulatory or legislative actions (including any additional taxes and changes in environmental regulation);

•	the presence or recoverability of estimated oil and natural gas reserves and the actual future production rates and associated costs;

•	our ability to replace oil and natural gas reserves;

•	environmental risks;

•	drilling and operating risks;

•	the cost and availability of goods and services, such as drilling rigs, fracture stimulation services and tubulars;

•

general economic conditions, whether internationally, nationally or in the regional and local market areas in which we do business, may be less favorable than expected, including the possibility that economic conditions in the United States will worsen and that capital markets are disrupted, which could adversely affect demand for oil and natural gas and make it difficult to access financial markets;

•	social unrest, political instability, armed conflict, or acts of terrorism or sabotage in oil and natural gas producing regions, such as the Middle East or our markets; and

•	other economic, competitive, governmental, legislative, regulatory, geopolitical and technological factors that may negatively impact our business, operations or pricing.

Finally, our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in the section entitled “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2011, in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012, and in GeoResources’ Annual Report on Form 10-K for the year ended December 31, 2011. All forward-looking statements are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in this document. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The expenses of this offering (all of which are to be paid by the registrant) are estimated to be as follows:

SEC registration fee	$931
Legal fees and expenses	20,000
Accounting fees and expenses	20,000
Engineering fees and expenses	—
Printing expenses	10,000
Miscellaneous	5,000

TOTAL	$55,931

Item 15. Indemnification of Officers And Directors

Article Seventh of our certificate of incorporation and Article VII of our bylaws provide for indemnification of our officers and directors, as well as our employees and agents, to the extent authorized by the Delaware General Corporation law, or DGCL. Pursuant to Section 145 of the DGCL, we generally have the power to indemnify our current and former directors, officers, employees and agents against expenses and liabilities that they incur in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The statute expressly provides that the power to indemnify or advance expenses authorized thereby is not exclusive of any rights granted under any charter provision, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to actions in such person’s official capacity and as to action in another capacity while holding such office.

We also have the power to purchase and maintain insurance for such directors and officers. Section 145 authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him.

We have also entered into individual indemnification agreements with our directors and executive officers. These agreements indemnify those directors and officers to the fullest extent permitted by law against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of Halcón.

Item 16. Exhibits And Financial Statement Schedules

(a)	Exhibits.

The following exhibits are filed herewith pursuant to the requirements of Item 601 of Regulation S-K:

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated April 24, 2012, as amended, among Halcón Resources Corporation, Leopard Sub I, Inc., Leopard Sub II, LLC, and GeoResources, Inc., incorporated by reference to Exhibit 2.1 to the Form 8-K of Halcón Resources Corporation filed April 25, 2012

4.1*	Form of Adjusted and Restated Warrant

4.2	Form of Registration Rights Agreement, dated June 5, 2008 between GeoResources, Inc. and holders of the Warrants, incorporated by reference to Exhibit 10.35 to the Form 8-K of GeoResources, Inc. filed June 11, 2008

5.1*	Opinion of Thompson & Knight LLP

23.1*	Consent of UHY LLP.

23.2*	Consent of Forrest A. Garb & Associates, Inc.

23.3*	Consent of Grant Thornton LLP

23.4*	Consent of Cawley, Gillespie & Associates, Inc.

23.5*	Consent of Thompson & Knight LLP (included in its opinion dated as Exhibit 5.1 hereto).

24.1*	Power of Attorney (included in Part II as a part of the signature page of the Registration Statement).

*	Filed herewith.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B and relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Houston, State of Texas, on the 1st day of August, 2012.

HALCÓN RESOURCES CORPORATION

By:	/S/ FLOYD C. WILSON
Name:	Floyd C. Wilson
Title:	Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Floyd C. Wilson and Mark J. Mize, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3, and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed by the following persons in the capacities indicated below on August 1, 2012.

Signature	Title

/S/ FLOYD C. WILSON Floyd C. Wilson	Chairman of the Board, Director and Chief Executive Officer (Principal Executive Officer)

/S/ MARK J. MIZE Mark J. Mize	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

/S/ JAMES L. IRISH III James L. Irish III	Director

/S/ DAVID B. MILLER David B. Miller	Director

/S/ E. MURPHY MARKHAM IV E. Murphy Markham IV	Director

/S/ MARK A. WELSH IV Mark A. Welsh IV	Director

/S/ DANIEL A. RIOUX Daniel A. Rioux	Director

/S/ TUCKER S. BRIDWELL Tucker S. Bridwell	Director

Signature	Title

/S/ THOMAS R. FULLER Thomas R. Fuller	Director

/S/ STEPHEN P. SMILEY Stephen P. Smiley	Director

/S/ JAMES W. CHRISTMAS James W. Christmas	Director

/S/ MICHAEL A. VLASIC Michael A. Vlasic	Director